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                                  Exhibit 11
                             CNB BANCSHARES, INC.
               Computation of Consolidated Net Income Per Share
                    (In thousands except for share data)

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                                                                       Three Months Ended                 Six Months Ended
                                                                            June 30,                          June 30,
                                                                    1995                1994          1995                1994
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Primary:
 Net income                                                        $ 7,437             $ 6,513       $14,422             $12,824

 Weighted average number of shares outstanding                      14,880              14,457        14,941              14,451
                                                                   -------             -------       -------             -------


 Net income per share                                              $  0.50             $  0.45       $  0.97             $  0.89
                                                                   =======             =======       =======             =======




Fully Diluted:
 Net income                                                        $ 7,437             $ 6,513       $14,422              12,824

 Add - Interest and amortization of expenses
    on 7.5% subordinated convertible debentures
    due 2001, net of applicable taxes                                   77                  92           156                 187
                                                                   -------             -------       -------             -------


 Net income, as adjusted                                             7,514               6,605        14,578              13,011
                                                                   -------             -------       -------             -------


 Weighted average number of shares outstanding                      14,880              14,457        14,941              14,451

 Add - shares issued assuming conversion of
    7.5% subordinated debentures, due 2001                             336                 400           337                 433
 Add - common stock equivalents                                        141                 167           148                 181
                                                                   -------             -------       -------             -------


 Weighted average number of shares oustanding, as adjusted          15,357              15,024        15,426              15,065
                                                                   -------             -------       -------             -------


 Net income per share                                              $  0.49 (1)         $  0.44       $  0.95 (1)         $  0.86
                                                                   =======             =======       =======             =======


(1) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.
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